As filed with the Securities and Exchange Commission on May __, 1997

                              Registration No. 33-




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                                STERLING BANCORP
             (Exact name of registrant as specified in its charter)


            NEW YORK                                        13-2565216
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                        Identification Number)

                 430 Park Avenue, New York, New York 10022-3299
                    (Address of Principal Executive Offices)



                      Sterling Bancorp Stock Incentive Plan
                            (Full title of the plan)



                                 Jerrold Gilbert
             Executive Vice President, General Counsel and Secretary
                                STERLING BANCORP
                                 430 Park Avenue
                          New York, New York 10022-3299
                                 (212) 826-8044
            (Name, address and telephone number of agent for service)





                      THE EXHIBIT INDEX APPEARS ON PAGE 11


                               Page 1 of 29 pages

                         CALCULATION OF REGISTRATION FEE



     Title Of         Amount      Proposed Maximum      Proposed        Amount
    Securities         To Be       Offering Price        Maximum          Of
       To Be        Registered      Per Share (1)       Aggregate    Registration
    Registered                                          Offering          Fee
                                                          Price


Common Stock          942,000   466,000 at $17.0625   $7,951,125        $4,261
$1.00 Par Value                  60,000 at $ 7.25        435,000
(including                       37,000 at $ 8.00        296,000
associated and                   16,000 at $ 7.25        116,000
attached rights                 102,000 at $12.50      1,275,000
to purchase                      16,000 at $11.375       182,000
shares of                       229,000 at $15.50      3,549,500
capital stock                    16,000 at $16.00        256,000
under the                                             ----------
Company's Rights                                      $14,060,125
Agreement dated
as of March 3,
1989.

(1) The amount of the registration fee has been calculated on the basis of the aggregate offering price for the amount of the registrant's securities issuable under the Incentive Plan based, pursuant to Rules 457(c) and 457(h)(1), as follows: with respect to 463,500 shares representing shares which remain to be awarded, on the average of the high and low prices per share of the Company's common stock on the New York Exchange composite tape on May 19, 1997, and, with respect to 476,000 shares awarded in the form of options, on the price at which the options may be exercised.





                                     PART I


Item 1.     Plan Information

The documents containing the information called for by Item I of Form S-8 will be provided to participants in the Sterling Bancorp Stock Incentive Plan ("Incentive Plan") in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").


Item 2.     Registrant Information and Employee Plan Annual Information

            Not applicable.

                                     PART II


Item 3.     Incorporation of Documents by Reference

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act") are incorporated by reference and shall be deemed a part hereof:

            (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

            (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

            (c) Amended and restated Certificate of Incorporation filed with the State of New York, Department of State, August 14, 1986 (filed as Exhibit 3.3 to Registrant's Form 10-K for the fiscal year ended December 31, 1986).

            (d) Certificate of Amendment of Certificate of Incorporation filed with the State of New York, Department of State, June 13, 1988 (filed as Exhibit 3.5 to Registrant's Form 10-K for the fiscal year ended December 31, 1988).

            (e) Certificate of Amendment of Certificate of Incorporation filed with the State of New York, Department of State, March 5, 1993 (filed as Exhibit 4.1 to Registrant's Form 8-K dated March 5,
                  1993).

            (f) By-Laws as in effect on March 15, 1993 (filed as Exhibit 3.3 to Registrant's Form 10-K for the fiscal year ended December 31, 1992).

            (g) All other reports filed since December 31, 1996 to the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act.

            (h) The description of the Company's Common Stock, $1.00 par value, contained in the Company's Registration Statement filed under the Exchange Act, including all amendments or reports filed for the purpose of updating such description, and the description of rights associated and attached to the Common Stock ("Rights") to purchase the Company's Series C Preferred Shares, $5.00 par value ("Preferred Shares"), or fractions thereof, at a Purchase Price of $35.00 per one one- hundredth of a Preferred Share, contained in the

                  Company's Registration Statement therefor filed under the Exchange Act on March 6, 1989, including all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement on Form S-8, and shall be a part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interests of Named Experts and Counsel.

            An opinion upon the validity of the securities being registered hereunder has been given by Jerrold Gilbert, Esq., General Counsel of the Company. Mr. Gilbert holds options to purchase 32,000 Common Shares, with attached and associated Rights, being registered hereunder.

Item 6.     Indemnification of Directors and Officers.

            Section 722 of the Business Corporation Law of the State of New York permits a corporation to indemnify any person who is a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and settlements actually and necessarily incurred by him in connection with any action, suit, or proceeding brought by a third party, if such person acted in good faith for a purpose of which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action (an action by or in the right of the corporation to procure a judgment in its favor), indemnification may be made only for amounts paid in settlement and for reasonable expenses actually and necessarily incurred, and only with respect to a matter as to which the person acted in good faith for a purpose which he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to a person who shall have been adjudged liable to the corporation, unless, and only to the extent, the court in which the action or suit was brought determines upon application that the person is reasonably entitled to indemnity for such expenses despite such adjudication of liability.
Section 726 of the Business Corporation Law permits a corporation to obtain insurance on behalf of any person who is a director or officer of the corporation against liability incurred by him in any such capacity, or arising out of his status as such, whether or not he could be indemnified against such liability under Section 772.
Section 721 of the Business Corporation Law provides that the provisions of the Business Corporation Law relating to indemnification do not preclude a corporation from affording other rights of indemnification to directors and officers in the corporation's certificate of incorporation or by-laws, by resolution of the shareholders or directors, or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that he acted in bad faith or with active and deliberate dishonesty, or that he personally gained a financial advantage to which he was not legally entitled.


      The Company's By-Laws contain the following provisions with respect to indemnification:

      (a) Each person made, or threatened to be made, a party to an action or proceeding, including a derivative action, whether civil or criminal (a "Proceeding"), by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or an officer of the Company or, while a director or officer is or was serving at the request of the Company as a director or officer of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of the Proceeding is alleged action in an official capacity as a director or an officer or in any other capacity while serving as a director or an officer, shall be indemnified and held harmless by the Company to the fullest extent authorized by the New York Business Corporation Law against all judgments, fines (including any excise tax deemed a fine under the applicable provisions of the Business Corporation Law), amounts paid in settlement (provided that such settlement was made with the prior written consent of the Company or that the Company unreasonably refused or withheld consent), and reasonable expenses, including attorneys' fees incurred as a result of a Proceeding and any appeals therein.

      (b) Expenses incurred (including attorneys' fees) by any person indemnified under the By-Laws in defending a Proceeding shall be paid by the Company after the final disposition of such Proceeding. The Company's obligation to pay such expenses shall be subject to the receipt of an undertaking by or on behalf of such person to repay such amount to the extent it exceeds the indemnification to which such person is ultimately found to be entitled under the By-Laws or otherwise.

      (c) The indemnification rights conferred on any person by the By-Laws are in addition to the rights to indemnification that such person may have under the Business Corporation Law or other applicable law.

      (d) Any amendment or repeal of the indemnification provisions of the By-Laws shall not adversely affect any right or protection of any director or officer existing at the time of such amendment or repeal, unless the Proceeding is based upon an alleged act or omission occurring more than 30 days after such director or officer received notice of such amendment or repeal.

      (e) No indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to him establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he actually and personally gained a financial profit or other advantage to which he was not legally entitled.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      As permitted by the New York Business Corporation Law, the Company's Certificate of Incorporation includes a provision reducing or eliminating, in certain circumstances, the liability of its directors to the Company or its shareholders for monetary damages resulting from a breach of fiduciary duty. Consistent with the New York Business Corporation Law, the Certificate of Incorporation does not permit any reduction or elimination of a director's liability for a breach of his duty of loyalty, for failing to act in good faith, for engaging in intentional misconduct or knowingly violating the law, for obtaining an improper personal benefit, or for paying a dividend, approving a stock repurchase, distributing corporate assets, or making any loan which is illegal under New York law.

Item 7.     Exemption from Registration Claimed.

            Not applicable.

Item 8.     Exhibits.

5           Opinion of Jerrold Gilbert, Esq.

23.1        Consent of KPMG Peat Marwick LLP dated May 19, 1997

23.2 Consent of Jerrold Gilbert, Esq. (included in Exhibit 5 to this Registration Statement).

24 Power of Attorney (included as part of the signature pages to this Registration Statement).

99.1        Stock Incentive Plan, as Amended

Item 9.     Undertakings.

A.    The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions referred to in this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 15, 1997.


                                                STERLING BANCORP


                                                By: s/Louis J. Cappelli
                                                   ----------------------------
                                                   Louis J. Cappelli
                                                   Chairman of the Board
                                                   and Chief Executive
                                                   Officer


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis J. Cappelli, John C. Millman, and Jerrold Gilbert, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration and to file the same, with exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities and on the date indicated.

      Signature                     Title                         Date
      ---------                     -----                         ----


s/Louis J. Cappelli           Chairman of the Board
-------------------           Chief Executive Officer
Louis J. Cappelli             and Director                  May 15, 1997


s/John C. Millman             President and Director        May 15, 1997
------------------
John C. Millman
s/John W. Tietjen             Senior Vice President,
-----------------             Treasurer, and Chief
John W. Tietjen               Financial Officer             May 15, 1997



s/Joseph M. Adamko            Vice Chairman of the
------------------            Board and Director            May 15, 1997
Joseph M. Adamko



s/Lillian Berkman             Director                      May 15, 1997
-----------------
Lillian Berkman



s/Walter Feldesman            Director                      May 15, 1997
------------------
Walter Feldesman



s/Allan F. Hershfield         Director                      May 15, 1997
---------------------
Allan F. Hershfield



s/Henry J. Humphreys          Director                      May 15, 1997
--------------------
Henry J. Humphreys



s/Maxell M. Rabb              Director                      May 15, 1997
----------------
Maxwell M. Rabb



s/Eugene T. Rossides          Director                      May 15, 1997
--------------------
Eugene T. Rossides



s/William C. Warren           Director                      May 15, 1997
-------------------
William C. Warren

                EXHIBIT INDEX TO FORM S-8 REGISTRATION STATEMENT

                                       OF

                                STERLING BANCORP




Exhibit                       Description                   Page No.
-------                       -----------                   --------

   5                    Opinion of Jerrold Gilbert, Esq.

  23.1                  Consent of KPMG Peat Marwick LLP
                        dated May 19, 1997

  23.2                  Consent of Jerrold Gilbert, Esq.
                        (included in Exhibit 2 to this
                        Registration Statement)

  24                    Power of Attorney (included as
                        part of the signature pages to
                        this Registration Statement)

  99.1                  Stock Incentive Plan,
                        as Amended